Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of our report dated February 22, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to supplemental guarantor financial statement information in Note 18, as to which the date is November 22, 2011, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Deluxe Corporation’s Current Report on Form 8-K dated November 22, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 21, 2011